Exhibit 3.1

ARTICLES OF AMENDMENT TO
ARCHSTONE-SMITH TRUST
ARTICLES OF AMENDMENT AND RESTATEMENT

     Archstone-Smith Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland (“SDAT”) that:

     1. The Trust desires to and does amend its charter as currently in effect and as hereinafter provided.

     2. Article IV, Section 1(b) is hereby amended by deleting the following text from the beginning of such section:

“The Board shall be divided into three classes of Trustees, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Trustees constituting the entire Board. The term of office of each Trustee shall be three years and until his or her successor is elected and qualifies, subject to prior death, resignation or removal. At the 2002 annual meeting of Shareholders, Class I Trustees shall be elected; at the 2003 annual meeting of Shareholders, Class II Trustees shall be elected; and at the 2004 annual meeting of Shareholders, Class III Trustees shall be elected. At each succeeding annual meeting of Shareholders, beginning in 2002, successors to the class of Trustees whose term expires at such annual meeting shall be elected. If the authorized number of Trustees constituting the Board is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Trustees in each class as nearly equal as possible, and any additional Trustee of any class elected to fill a vacancy resulting from an increase in such class shall hold office until the next annual meeting of shareholders, but in no case shall a decrease in the number of Trustees constituting the Board shorten the term of any incumbent Trustee.”

     and replacing it with the following:

“If the authorized number of Trustees constituting the Board is changed, any additional Trustee elected shall hold office until the next annual meeting of shareholders, but in no case shall a decrease in the number of Trustees constituting the Board shorten the term of any incumbent Trustee.”

     3. The foregoing amendment has been duly advised by the Trust’s Board of Trustees and approved by the Trust’s shareholders in accordance with the applicable provisions of law.

     4. The undersigned Chairman and Chief Executive Officer acknowledges these Articles of Amendment to be the act of the Trust and as to all matters or facts required to verified under oath, the undersigned Chairman and Chief Executive Officer acknowledges that, to the best of his knowledge, information, and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

     IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf as of May 4, 2005, by its undersigned Chairman and Chief Executive Officer and attested to by its Secretary.

ARCHSTONE-SMITH TRUST

/s/ R. Scot Sellers

R. Scot Sellers, Chairman and Chief Executive Officer

/s/ Caroline Brower
Caroline Brower, Secretary